UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 15, 2009

Level 3 Communications, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-15658	47-0210602
(State or other	(Commission File	(IRS employer
jurisdiction of incorporation)	Number)	Identification No.)

1025 Eldorado Blvd., Broomfield, Colorado		80021
(Address of principal executive offices)		(Zip code)

720-888-1000

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 15, 2009, Level 3 Communications, Inc. (“the Company” or “Level 3”) announced that on May 15, 2009, Level 3 Financing, Inc. (“Level 3 Financing”), a wholly owned subsidiary of Level 3, entered into a first amendment (the “Amendment”) to the Existing Credit Agreement (as defined below) so as to increase by $60 million to $280 million the borrowings under the Tranche B Term Loan (as defined below).  The Tranche B Term Loan matures on March 13, 2014 (the “Maturity Date”) and has an interest rate of, in the case of any Alternate Base Rate Loan, the Alternate Base Rate plus 7.50% per annum, and in the case of any Eurodollar Loan, LIBOR plus 8.50% per annum, with LIBOR set at a minimum of 3.00%.   A press release relating to that announcement is attached hereto as Exhibit 99.1.

The Company, as guarantor, Level 3 Financing, as borrower, Merrill Lynch Capital Corporation (“Merrill Lynch”), as administrative agent and collateral agent, and certain other agents and certain lenders are party to an amended and restated credit agreement (the “Existing Credit Agreement”), dated as of April 16, 2009, pursuant to which the lenders extended a Tranche B Term Loan in the initial principal amount of $220 million to Level 3 Financing (the “Tranche B Term Loan”) in addition to Level 3 Financing’s already-existing $1.4 billion Tranche A Term Loan.

The net proceeds of the increased borrowings under the Tranche B Term Loan of approximately $60 million (a) were advanced by Level 3 Financing to Level 3 Communications, LLC (“Level 3 LLC”), a subsidiary of the Company, against delivery of an amended and restated loan proceeds note and (b) will be used for general corporate purposes.

Level 3 Financing’s obligations under the Tranche B Term Loan are, subject to certain exceptions, secured by certain of the assets of (i) the Company and (ii) certain of the Company’s material domestic subsidiaries which are engaged in the telecommunications business and which were able to grant a lien on their assets without regulatory approval. The Company and certain of its subsidiaries have also guaranteed the obligations of Level 3 Financing under the Tranche B Term Loan.  Upon obtaining regulatory approvals, Level 3 LLC and its material domestic subsidiaries will guarantee and, subject to certain exceptions, pledge certain of their assets to secure the obligations under the Tranche B Term Loan.

No changes have been made to any of the restrictive covenants or events of default contained in the Existing Credit Agreement.

The Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”). The descriptions of the material terms of the Amendment contained in this Current Report are qualified in their entirety by reference to such exhibit.

In addition to the Amendment, in connection with the increased borrowings under the Tranche B Term Loan, Financing and Level 3 LLC entered into the Amended and Restated Loan Proceeds Note, filed as Exhibit 10.2 to this Current Report.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, which is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(a)                                  Financial Statements of Business Acquired

None

(b)                                 Pro Forma Financial Information

None

(c)                                  Shell Company Transactions

None

(d)                                 Exhibits

10.1                                   First Amendment to Amended and Restated Credit Agreement, dated as of May 15, 2009, among Level 3 Communications, Inc., Level 3 Financing, Inc., the Lenders party thereto and Merrill Lynch Capital Corporation.

10.2                                   Amended and Restated Loan Proceeds Note, dated May 15, 2009, issued by Level 3 Communications, LLC to Level 3 Financing.

99.1                                   Press Release dated May 15, 2009, relating to the closing of transactions contemplated by the Amendment Agreement attached to this Current Report on Form 8-K as Exhibit 10.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Level 3 Communications, Inc.

	By:	/s/ Neil J. Eckstein
Neil J. Eckstein, Senior Vice President

Date: May 15, 2009

Exhibit Index

Exhibit Number	Description

10.1

First Amendment to Amended and Restated Credit Agreement, dated as of May 15, 2009, among Level 3 Communications, Inc., Level 3 Financing, Inc., the Lenders party thereto and Merrill Lynch Capital Corporation.

10.2	Amended and Restated Loan Proceeds Note, dated May 15, 2009, issued by Level 3 Communications, LLC to Level 3 Financing.

99.1	Press Release dated May 15, 2009, relating to the closing of transactions contemplated by the Amendment Agreement.